PRIVILEGED AND CONFIDENTIAL
EXECUTION VERSION

CONSUMER IMPULSE, INC

CONSULTING AGREEMENT

This Consulting Agreement (the "Agreement") is made as of October 31, 2011 , by and between Consumer Impulse Inc., a Delaware corporation (the "Company"), and Finalysis Group LLC ("Consultant").

WHEREAS:

A.

On considering the eligibility and experience of the Consultant, the Company makes this offer to the Consultant for entering into a consulting relationship on the terms and subject to the conditions hereinafter contained; and

B.

The Company and the Consultant are desirous of recording, in writing, the terms and conditions of the consulting relationship of the Consultant with the Company.

NOW FOR GOOD AND VALUABLE CONSIDERATION, THE RECEIPT AND ADEQUACY OF WHICH IS HEREBY ACKNOWLEDGED, AND INTENDING TO BE LEGALLY BOUND, THE PARTIES AGREE AS FOLLOWS AS FOLLOWS:

1.

Consulting Relationship. During the term of this Agreement, Consultant will provide consulting services to the Company as described on Exhibit A hereto (the "Services"). Notwithstanding anything to the contrary contained in this Agreement, the Parties specifically acknowledge and agree that this Agreement only governs the provision of the Services by the Consultant to the Company, and in the event that the Company wants the Consultant to provide any services other than the Services, the Parties shall execute an amendment to this Agreement which amendment shall include a description of any additional services as well as any fees payable to the Consultant relating to such additional services. Consultant shall use Consultant's good faith efforts to perform the Services such that the results are satisfactory to the Company. Capitalized terms used in this Agreement but not defined herein shall have the same meaning as assigned to them under the employment agreement executed between Alya Ventures Limited, the Company and Mr. Erik Hallstrom dated September 29, 20111 (the "Erik Hallstrom Employment Agreement").

2.

Fees. As consideration for the Services to be provided by Consultant and other obligations, the Company shall pay to Consultant the amounts specified in Exhibit B hereto at the times specified therein (the "Fees").

3.

Expenses. Apart from, and in addition to the Fees, Company shall reimburse Consultant for all out-of-pocket expenses incurred by the Consultant in providing the Services.

4.

Key Employee. The Parties agree that the services of Mr. Atul Sabharwal is essential to the satisfactory performance by Consultant of the scope of Services called for in this Agreement. The Parties further agree that if such individual leaves the employ of Consultant during the term of this Agreement for any reason, and if substitute individuals acceptable to Company are not available to continue the work within ten (to) business days thereof, Company shall have the right to terminate this Agreement pursuant to Section 5(a) hereof.

5.

Term and Termination. Consultant shall serve as a consultant to the Company for a period commencing on the CEO Appointment Condition Date (as defined in the Erik Hallstrom Employment Agreement) and continuing for three (3) years thereafter; unless terminated earlier in accordance with the provisions of this Agreement (the "Term").

(a)

Termination by the Company. The Company may only terminate this Agreement for "Good Cause", which shall be limited to any of the following occurrences; (2) Fraud, embezzlement, or similar act of dishonesty, on the part of the Consultant or any Assistant; or (3) An uncured material breach of this Agreement by the Consultant after written notice. In the event of such termination, Consultant shall be paid for any portion of the Services that have been performed prior to the termination.

(b)

Termination by the Consultant. The Consultant may terminate this Agreement at any time upon ten (1o) business days' written notice. In the event of such termination, Consultant shall be paid for any portion of the Services that have been performed prior to the termination.

(c)

Consequences of Termination. Within thirty (30) business days of termination of this Agreement for any reason, Consultant shall submit to Company an itemized invoice for any Fees or expenses previously accrued under this Agreement. Company, upon payment of accrued amounts so invoiced, shall have no further liability or obligation to Consultant whatsoever for any further fees, expenses, or other payment.

6.

Employment Agreement. Notwithstanding anything to the contrary contained in this Agreement: (a) at any time during the Term, and at the Consultant's sole discretion, which discretion the Consultant shall exercise by way of a written notice to the Company; or (b) upon the expiration of the Term ; the Company shall (or shall cause its parent company to), within ten (10) business days of the events specified in (a), or (b) above, execute an employment agreement (the "Employment Agreement") with Mr. Atul Sabharwal (the "Executive"): (i) employing the Executive as a "C-level" executive of the Company; (ii) paying the Executive an annual remuneration of a minimum of USD 150,000; (iii) providing the Executive with a severance payment of a minimum of USD 75,000 in the event of: (x) a termination by the Company of the Employment Agreement without Good Cause, or a termination by the Executive of the Employment Agreement for Good Reason ("Good Cause", and "Good Reason" shall have the meanings assigned to them under the Erik Hallstrom Employment Agreement); and (iv) containing other terms and conditions customary for an employment agreement with a "C-Level" executive (including, without limitation, terms relating to the grant of options, restricted stock and other benefits). For abundant caution it is hereby clarified that upon execution of the Employment Agreement, this Agreement shall immediately terminate.

7.

Independent Contractor. During the Term, Consultant's and any Assistant's relationship with the Company will be that of an independent contractor and not that of an employee.

8.

Method of Provision of Services. Consultant shall be solely responsible for determining the method, details and means of performing the Services. Consultant may, at Consultant's own expense, employ or engage the services of such employees, subcontractors, partners or agents, as Consultant deems necessary to perform the Services (collectively, the "Assistants"). The Assistants are not and shall not be employees of the Company, and Consultant shall be wholly responsible for the professional performance of the Services by the Assistants such that the results are satisfactory to the Company. Consultant shall expressly advise the Assistants of the terms of this Agreement, and shall require each Assistant to execute and deliver to the Company a Confidential Information and Invention Assignment Agreement substantially in the form attached to this Agreement as Exhibit D hereto (the "Confidentiality Agreement").

(a)

No Authority to Bind Company. Consultant acknowledges and agrees that Consultant and its Assistants have no authority to enter into contracts that bind the Company or create obligations on the part of the Company without the prior written authorization of the Company.

(b)

No Benefits. Key Employee of Consultant Consultant acknowledges and agrees that Consultant and its Assistants shall not will be eligible for any Company employee benefits to the extent that Consultant does not provide such benefit to Key Employee. All costs of providing benefits will be borne by the Company. and, to the extent Consultant otherwise would be eligible for any Company employee benefits but for the express terms of this Agreement, Consultant (on behalf of itself and its employees) hereby expressly declines to participate in such Company employee benefits.

(c)

Withholding.

Consultant shall have full responsibility for applicable withholding taxes for all compensation paid to Consultant or its Assistants under this Agreement, and for compliance with all applicable labor and employment requirements with respect to Consultant's self-employment, sole proprietorship or other form of business organization, and with respect to the Assistants, including state worker's compensation insurance coverage requirements a.

9.

Supervision of Consultant's Services. All of the services to be performed by Consultant, including but not limited to the Services, will be as agreed between Consultant and the Board of Directors.

10.

Miscellaneous.

(a)

Amendments and Waivers. Any term of this Agreement may be amended or waived only with the written consent of the Company and the Consultant.

(b)

Sole Agreement. This Agreement, including the Exhibits hereto, constitutes the sole agreement of the parties and supersedes all oral negotiations and prior writings with respect to the subject matter hereof.

(c)

Notices. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon delivery, when delivered personally or by overnight courier or sent by email or fax (upon customary confirmation of receipt), or forty-eight (48) hours after being deposited in the U.S. mail as certified or registered mail with postage prepaid, addressed to the party to be notified at such party's address or fax number as set forth on the signature page or as subsequently modified by written notice.

(d)

Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York without giving effect to the principles of conflict of laws.

(e)

Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) , (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

(f)

Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

(g)

Advice of Counsel. EACH PARTY ACKNOWLEDGES THAT, IN EXECUTING THIS AGREEMENT, SUCH PARTY HAS HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND HAS READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.

-Signature Page Follows-

The Parties have executed this Agreement as of the date first written above.

THE COMPANY:

CONSUMER IMPULSE, INC

EXHIBIT A

DESCRIPTION OF CONSULTING SERVICES

	Description of Services	Schedule/Deadline

1.	Introduction of industry contacts and business opportunities pertaining to Consumer Impulse's business	Ongoing

2.	Assist in building management team of Consumer Impulse	Ongoing

3.	Mentoring management team in dealing with current and future customers	Ongoing

4.	Advice and assist in training sales team	End of Year 1

5.	Advice and assist in training operations team	End of Year 1

6.	Advice and assist technical team in building functionality and enhancing platform features	Ongoing

7.	Providing strategic advice on business direction and growth of business	Ongoing

8.	Assisting financial team in managing investor queries	Ongoing

9.	Negotiating on behalf of Company	Ongoing

10.	Analyzing and assessing new markets, acquisition opportunities and other strategic endeavors	Ongoing

11.	Taking a Board Seat	Ongoing

EXHIBIT B

COMPENSATION

For Services rendered by Consultant under this Agreement for a period of three (3) years from the CEO Appointment Condition Date, the Company shall pay Consultant an Annual total amount of $150,000 (One Hundred and Fifty Thousand Dollars), payable in equal monthly installments (of $12,500), or in such other installments as may be agreed to in writing by the Parties.

EXHIBIT D

CONFIDENTIAL INFORMATION AND
INVENTION ASSIGNMENT AGREEMENT

(See Attached)

Consumer Impulse, Inc.

CONFIDENTIAL INFORMATION AND
INVENTION ASSIGNMENT AGREEMENT

Consultant Name: Atul Sabharwal (the "Consultant")

Effective Date: October 31st, 2011

As a condition of the Consultant becoming retained (or the Consultant's consulting relationship being continued) by Consumer Impulse Inc., a Delaware corporation, or any of its current or future subsidiaries, affiliates, successors or assigns (collectively, the "Company"), and in consideration of the Consultant's consulting relationship with the Company and Consultant's receipt of the compensation now and hereafter paid to the Consultant by the Company, the Consultant agrees to the following:

1.

Relationship. This Agreement will apply to the Consultant's consulting relationship with the Company. If that relationship ends and the Company, within a year thereafter, either employs the Consultant or re-engages the Consultant as a consultant, the Consultant agrees that this Agreement will also apply to such later employment or consulting relationship, unless the Company and the Consultant otherwise agrees in writing. Any such employment or consulting relationship between the Company and the Consultant, whether commenced prior to, upon or after the date of this Agreement, is referred to herein as the "Relationship."

2.

Duties. Consultant will perform for the Company such duties as may be required pursuant to the Consultant's Consulting Agreement with the Company referenced above (the "Consulting Agreement").

3.

Confidential Information.

3.1

Protection of Information. The Consultant agrees, at all times during the term of the Relationship and thereafter, to hold in strictest confidence, and not to use, except for the benefit of the Company to the extent necessary to perform the Consultant's obligations to the Company under the Relationship, and not to disclose to any person, firm, corporation or other entity, without written authorization from the Company in each instance, any Confidential Information (as defined below) that the Consultant obtains, accesses or creates during the term of the Relationship, whether or not during working hours, until such Confidential Information becomes publicly and widely known and made generally available through no wrongful act of the Consultant or of others who were under confidentiality obligations as to the item or items involved. The Consultant further agrees not to make copies of such Confidential Information except as authorized by the Company.

3.2

Confidential Information.

The Consultant understands that "Confidential Information" means information and physical material not generally known or available outside the Company and information and physical material entrusted to the Company in confidence by third parties. Confidential Information includes, without limitation: (i) Company Inventions (as defined below); (ii) technical data, trade secrets, know-how, research, product or service ideas or plans, software codes and designs, developments, inventions, laboratory notebooks, processes, formulas, techniques, biological materials, mask works, engineering designs and drawings, hardware configuration information, lists of, or information relating to, employees and consultants of the Company (including, but not limited to, the names, contact information, jobs, compensation, and expertise of such employees and consultants), lists of, or information relating to, suppliers and customers (including, but not limited to, customers of the Company on whom Consultant called or with whom Consultant becathe Consultant acquainted during the Relationship), price lists, pricing methodologies, cost data, market share data, marketing plans, licenses, contract information, business plans, financial forecasts, historical financial data, budgets or other business information disclosed to the Consultant by the Company either directly or indirectly, whether in writing, electronically, orally, or by observation.

3.3

Third Party Information. The agreements in this Section 3 are intended to be for the benefit of the Company and any third party that has entrusted information or physical material to the Company in confidence.

3.4

Other Rights. This Agreement is intended to supplement, and not to supersede, any rights the Company may have in law or equity with respect to the protection of trade secrets or confidential or proprietary information.

4.

Ownership of Inventions.

4.1

Inventions Retained and Licensed. Consultant has attached hereto, as Exhibit A, a complete list describing with particularity all Inventions (as defined below) that, as of the Effective Date, belong solely to the Consultant or belong to the Consultant jointly with others, and that relate in any way to any of the Company's proposed businesses, products or research and development, and which are not assigned to the Company hereunder; or, if no such list is attached, Consultant represent that there are no such Inventions at the time of signing this Agreement.

4.2

Use or Incorporation of Inventions. If in the course of the Relationship, the Consultant uses or incorporates into a product, process or machine any Invention not covered by Section 4.4 of this Agreement in which Consultant has an interest, the Consultant will promptly so inform the Company.

4.3

Inventions.

Consultant understand that "Inventions" means discoveries, developments, concepts, designs, ideas, know how, improvements, inventions, trade secrets and/or original works of authorship, whether or not patentable, copyrightable or otherwise legally protectable. Consultant understand this includes, but is not limited to, any new product, machine, article of manufacture, biological material, method, procedure, process, technique, use, equipment, device, apparatus, system, compound, formulation, composition of matter, design or configuration of any kind, or any improvement thereon. Consultant understand that "Company Inventions" means any and all Inventions that Consultant may solely or jointly author, discover, develop, conceive, or reduce to practice during the period of the Relationship, except as otherwise provided in Section 4.7 below.

4.4

Assignment of Company Inventions. Consultant agrees that Consultant will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and hereby assigns to the Company, or its designee, all the Consultant's right, title and interest throughout the world in and to any and all Company Inventions. Consultant hereby waive and irrevocably quitclaim to the Company or its designee any and all claims, of any nature whatsoever, that Consultant now have or may hereafter have for infringement of any and all Company Inventions.

4.5

Maintenance of Records. Consultant agrees to keep and maintain adequate and current written records of all Company Inventions made by the Consultant (solely or jointly with others) during the term of the Relationship. The records may be in the form of notes, sketches, drawings, flow charts, electronic data or recordings, laboratory notebooks, or any other format. The records will be available to and remain the sole property of the Company at all times. Consultant agrees not to remove such records from the Company's place of business except as expressly permitted by Company policy which may, from time to time, be revised at the sole election of the Company for the purpose of furthering the Company's business. Consultant agrees to deliver all such records (including any copies thereof) to the Company at the time of termination of the Relationship as provided for in Sections 5 and 6.

4.6

Patent and Copyright Rights. Consultant agrees to assist the Company, or its designee, at the Company's expense, in every proper way to secure the Company's, or its designee's, rights in the Company Inventions and any copyrights, patents, trademarks, mask work rights, moral rights, or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company or its designee of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments, recordations, and all other instruments which the Company or its designee shall deem necessary in order to apply for, obtain, maintain and transfer such rights, or if not transferable, waive such rights, and in order to assign and convey to the Company or its designee, and any successors, assigns and nominees the sole and exclusive right, title and interest in and to such Company Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. Consultant further agrees that the Consultant's obligation to execute or cause to be executed, when it is in the Consultant's power to do so, any such instrument or papers shall continue during and at all times after the end of the Relationship and until the expiration of the last such intellectual property right to expire in any country of the world. Consultant hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as the Consultant's agent and attorney-in-fact, to act for and in the Consultant's behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the application for, prosecution, issuance, maintenance or transfer of letters of patents, copyright, mask work and other registrations related to such Company Inventions. This power of attorney is coupled with an interest and shall not be affected by the Consultant's subsequent incapacity.

4.7

Exception to Assignments. Consultant understand that the Company Inventions will not include, and the provisions of this Agreement requiring assignment of inventions to the Company do not apply to, any invention for which no trade secret information of the Company was used and which was developed entirely on the Consultant's own time, unless (a) the invention relates (i) directly to the business of the Company, or (ii) to the Company's actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by the Consultant for the Company.

5.

Company Property; Returning Company Documents. Consultant acknowledges and agrees that the Consultant has no expectation of privacy with respect to the Company's telecommunications, networking or information processing systems (including, without limitation, files, e-mail messages, and voice messages) and that the Consultant's activity and any files or messages on or using any of those systems may be monitored at any time without notice. Consultant further agrees that any property situated on the Company's premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by the Company personnel at any time with or without notice. Consultant agrees that, at the time of termination of the Relationship, Consultant will deliver to the Company (and will not keep in the Consultant's possession, recreate or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, laboratory notebooks, materials, flow charts, equipment, other documents or property, or reproductions of any of the aforementioned items developed by the Consultant pursuant to the Relationship or otherwise belonging to the Company, its successors or assigns.

6.

Notice to Third Parties. Consultant understand and agree that the Company may, with or without prior notice to the Consultant and during or after the term of the Relationship, notify third parties of the Consultant's agreements and obligations under this Agreement.

7.

Solicitation of Employees, Consultants and Other Parties. As described above, the Consultant acknowledges and agrees that the Company's Confidential Information includes information relating to the Company's employees, consultants, customers and others, and that Consultant will not use or disclose such Confidential Information except as authorized by the Company. Consultant further agrees as follows:

7.1.

Employees, Consultants. The Consultant agrees that during the term of the Relationship, for any reason, whether with or without cause, Consultant shall not either directly or indirectly solicit, induce, recruit or encourage any of the Company's employees or consultants to terminate their relationship with the Company, or attempt to solicit, induce, recruit, encourage or take away employees or consultants of the Company, either for myself or for any other person or entity.

7.2.

Other Parties. Consultant agrees that during the term of the Relationship, for any reason, whether with or without cause, Consultant shall not use any Confidential Information of the Company to negatively influence any of the Company's clients or customers from purchasing Company products or services or to solicit or influence or attempt to influence any client, customer or other person either directly or indirectly, to direct any purchase of products and/or services to any person, firm, corporation, institution or other entity in competition with the business of the Company.

8.

No Change to Duration of Relationship. Consultant understands and acknowledges that this Agreement does not alter, amend or expand upon any rights Consultant may have to continue in the consulting relationship with, or in the duration of the Consultant's consulting relationship with, the Company under any existing agreements between the Company and me, including without limitation the Consulting Agreement, or under applicable law.

9.

Representations and Covenants.

9.1

Facilitation of Agreement. Consultant agrees to execute promptly, both during and after the end of the Relationship, any proper oath, and to verify any proper document, required to carry out the terms of this Agreement, upon the Company's written request to do so.

9.2.

No Conflicts.

Consultant represents that the Consultant's performance of all the terms of this Agreement does not and will not breach any agreement Consultant has entered into, or will enter into, with any third party, including without limitation any agreement to keep in confidence proprietary information or materials acquired by the Consultant in confidence or in trust prior to or during the Relationship. Consultant will not disclose to the Company or use any inventions, confidential or non-public proprietary information or material belonging to any previous client, employer or any other party. Consultant will not induce the Company to use any inventions, confidential or non-public proprietary information, or material belonging to any previous client, employer or any other party. Consultant acknowledges and agrees that the Consultant has listed on Exhibit A all agreements (e.g., non-competition agreements, non-solicitation of customers agreements, non-solicitation of employees agreements, confidentiality agreements, inventions agreements, etc.), if any, with a current or former client, employer, or any other person or entity, that may restrict the Consultant's ability to perform services for the Company or the Consultant's ability to recruit or engage customers or service providers on behalf of the Company, or otherwise relate to or restrict the Consultant's ability to perform the Consultant's duties for the Company or any obligation Consultant may have to the Company. Consultant agrees not to enter into any written or oral agreement that conflicts with the provisions of this Agreement.

9.3

Voluntary Execution. The Consultant certifies and acknowledges that the Consultant has carefully read all of the provisions of this Agreement, that the Consultant understands and has voluntarily accepted such provisions, and that the Consultant will fully and faithfully comply with such provisions.

10.

General Provisions.

10.1.

Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of [California], without giving effect to the principles of conflict of laws.

10.2.

Entire Agreement. This Agreement sets forth the entire agreement and understanding between the Company and the Consultant relating to its subject matter and merges all prior discussions between us. No amendment to this Agreement will be effective unless in writing signed by both parties to this Agreement. The Company shall not be deemed hereby to have waived any rights or remedies it may have in law or equity, nor to have given any authorizations or waived any of its rights under this Agreement, unless, and only to the extent, it does so by a specific writing signed by a duly authorized officer of the Company, it being understood that, even if Consultant am an officer of the Company, Consultant will not have authority to give any such authorizations or waivers for the Company under this Agreement without specific approval by the Board of Directors. Any subsequent change or changes in the Consultant's duties, obligations, rights or compensation will not affect the validity or scope of this Agreement.

10.3.

Severability. If one or more of the provisions in this Agreement are deemed void or unenforceable to any extent in any context, such provisions shall nevertheless be enforced to the fullest extent allowed by law in that and other contexts, and the validity and force of the remainder of this Agreement shall not be affected. In the event that any court or government agency of competent jurisdiction determines that, notwithstanding the terms of the Consulting Agreement specifying the Consultant's Relationship with the Company as that of an independent contractor, the Consultant's provision of services to the Company is not as an independent contractor but instead as an employee under the applicable laws, then solely to the extent that such determination is applicable, references in this Agreement to the Relationship between the Consultant and the Company shall be interpreted to include an employment relationship, and this Agreement shall not be invalid and unenforceable but shall be read to the fullest extent as may be valid and enforceable under the applicable laws to carry out the intent and purpose of the Agreement.

10.4.

Successors and Assigns. This Agreement will be binding upon the Consultant's heirs, executors, administrators and other legal representatives, and the Consultant's successors and assigns, and will be for the benefit of the Company, its successors, and its assigns.

10.5.

Remedies. Consultant acknowledges and agrees that violation of this Agreement by the Consultant may cause the Company irreparable harm, and therefore agree that the Company will be entitled to seek extraordinary relief in court, including, but not limited to, temporary restraining orders, preliminary injunctions and permanent injunctions without the necessity of posting a bond or other security, in addition to and without prejudice to any other rights or remedies that the Company may have for a breach of this Agreement.

10.6.

Advice of Counsel. CONSULTANT ACKNOWLEDGES THAT, IN EXECUTING THIS AGREEMENT, CONSULTANT HAS HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND CONSULTANT HAS READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.

The parties have executed this Agreement on the respective dates set forth below, to be effective as of the Effective Date first above written.

The Company:

CONSUMER IMPULSE INC.

By:
(Signature)

Name: Ritesh Bhavnani
Title: CEO

Address:
5241 42nd Street NW
Washington, DC
Date:______________________________

Consultant:

____
Finalysis Group LLC

____
(Signature)

Address:
6708 Tulip Hill Terr
Bethesda 20816

Date: October 31st, 2011

EXHIBIT A
LIST OF PRIOR INVENTIONS
AND ORIGINAL WORKS OF AUTHORSHIP
EXCLUDED UNDER SECTION 4(a)

Title	Date	Identifying Number or Brief Description

__   No inventions, improvements, or original works of authorship

__   Additional sheets attached

Signature of Consultant: ________________________________

Print Name of Consultant: ______________________________

Date: _______________________________________________